Exhibit 5.16

William Threlkeld

March 29, 2017

TO:	Seabridge Gold Inc.

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

Manitoba Securities Commission

Nova Scotia Securities Commission

The Office of the Yukon Superintendent of Securities

Toronto Stock Exchange

United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

In connection with the Company’s short form prospectus dated March 29, 2017 and all documents incorporated by reference therein including, but not limited to, the Company’s annual information form dated March 29, 2017 for the year ended December 31, 2016 (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10 dated March 29, 2017 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, William Threlkeld, the Senior Vice President, Exploration of the Company and a Registered Professional Geologist, consent to the use of my name and authorize the use of the information represented in the Prospectus and Registration Statement as having been prepared by me or under my supervision.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the information represented in the Prospectus and the Registration Statement as having been prepared by me or under my supervision or within my knowledge as a result of the services performed by me in connection with such information.

Yours truly,

/s/ William Threlkeld
William Threlkeld, P.Geo.